Exhibit 99

Farmers & Merchants Bancorp Reports
Record Earnings in 2014

Kent A. Steinwert, Chairman, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income of $25.4 million for the year-ending December 31, 2014, an increase of $1.3 million, or 5.6%, over the prior year. Basic earnings per common share were $32.64, return on average assets was 1.17% and return on average equity was 11.43%.  Total assets at year-end were $2.4 billion, up 13.7% over the prior year.

Steinwert stated, “We are very pleased with the Company’s 2014 return on average assets of 1.17%, which compared favorably to other banks in our geographic region. Despite continuing pressures on the industry’s net interest margin, Farmers & Merchants Bancorp continues to maintain its position as one of the best performing banks in California. Additionally, our strategy of expanding into the San Francisco Bay Area, and entering the equipment leasing marketplace through our new location in Irvine, has been very helpful to our growth.  The Board and Executive Team are committed to continuing our expansion in the San Francisco Bay Area and the equipment leasing business.”

Loans and Credit Quality

Total loans & leases grew $324 million or 23.3% compared to the prior year. This growth was broadly distributed over each of the Company’s portfolio segments, including commercial real estate growth of $84 million, commercial & industrial of $80 million; construction of $55 million and agricultural and agricultural real estate of $54 million, and was primarily the result of: (1) the Company’s intensified business development efforts directed toward credit-qualified borrowers; (2) entry into the equipment leasing business; and (3) expansion of our service area into the San Francisco Bay Area and Irvine.  Our yield on loans and leases averaged 4.76% in 2014.

Asset quality remained very strong, with non-accrual loans and leases totaling $2.3 million, or 0.13% of total loans and leases, at December 31, 2014.  This represents a decrease of $326,000 from December 31, 2013. The Company’s Texas Ratio was 2.07% at December 31, 2014.

The provision for credit losses totaled $1.2 million in 2014 compared to $425,000 in 2013.  Although the overall performance of the credit portfolio continued to improve during 2014, the additional provision was made due to the $324 million growth in loans and leases during 2014.  Net charge-offs were only $48,000 in 2014 compared to $368,000 in 2013.  As of December 31, 2014, the allowance for credit losses was 2.06% of total loans and leases, or $35.4 million, up from $34.3 million at the end of 2013.

Deposits

During 2014, total deposits grew 14.2% to $2.1 billion, an increase of $256 million.  Although overall deposit growth was strong, the growth in low cost checking account balances was even stronger at $164 million or 20.8% year over year. Our cost of deposits averaged 0.12% in 2014.

Earnings

Net interest income increased 6.9% to $78.7 million in 2014.  Despite a continuing low market rate environment and fierce competitor pricing, the Company was able to achieve a net interest margin of 4.00% in 2014. Our ability to grow loans as a percentage of total earning assets helped significantly in protecting the net interest margin during 2014.

Non-interest income (exclusive of gains/losses on deferred compensation investments) was $12.2 million in 2014 as compared to $12.6 million in 2013.  This decline was primarily a result of a $706,000 non-recurring gain on sale of a branch building in 2013.

Non-interest expense (exclusive of gains/losses on deferred compensation investments) was $49.2 million in 2014 as compared to $47.5 million in 2013.  This increase was primarily related to the significant investments we made in expanding into the San Francisco Bay Area and the equipment leasing business.  We opened two full service branches in Walnut Creek and Irvine, expanded our Treasury Management capabilities and increased staff by 14 FTE in these areas. Additionally, we have one additional San Francisco Bay Area branch under construction, and are in the process of modernizing two other Central Valley branches.

Liquidity and Capital

At December 31, 2014 the Company’s investment portfolio totaled $430 million and cash balances at the FRB were $35 million.

The Company’s total risk based capital ratio was 12.93% at December 31, 2014, resulting in the highest possible regulatory classification of “well capitalized.”  In order to help support our recent asset growth, during December 2014 the Company issued $2.8 million of common equity that was purchased by the Company’s non-qualified retirement plans.  An additional $765,000 of common equity was issued to these retirement plans in January 2015.  The Company has no intangible assets on its balance sheet, and with the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred), all of our capital is common equity.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 25 convenient locations. The Bank has recently expanded into the San Francisco Bay Area and Orange County with new full service branches in Walnut Creek and Irvine. F&M Bank offers a full complement of loan, deposit, equipment leasing, and treasury management services to both businesses and consumers, and has received BauerFinancial’s coveted “Five-Star, Superior Bank” award, for safety and security for over 23 consecutive years. For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.